FIRESTONE COMMUNICATIONS, INC.

FINANCIAL STATEMENTS
Years Ended December 31, 2006 and 2005
with Report of Independent Registered
Public Accounting Firm

FIRESTONE COMMUNICATIONS, INC.

FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Firestone Communications, Inc.

We have audited the accompanying balance sheets of Firestone Communications, Inc., a Delaware corporation, as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Firestone Communications, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Whitley Penn LLP

Fort Worth, Texas
April 4, 2007

FIRESTONE COMMUNICATIONS, INC.
BALANCE SHEETS

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$5,562	$15,026
Accounts receivable, net of allowance for doubtful accounts of $244,676 and $109,000, respectively	197,160	218,927
Programming rights	104,071	87,393
Prepaid expenses	8,616	23,981
Total current assets	315,409	345,327
Property and equipment, net	1,820,879	2,319,204
Other assets	61,690	61,443
Total assets	$2,197,978	$2,725,974
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$532,942	$491,483
Accounts payable, related party	223,314	184,000
Accrued expenses	830,705	560,232
Deferred revenue	40,765	144,813
Lines-of-credit	694,000	700,000
Programming obligations	128,835	87,393
Current portion of long-term debt	100,000	189,475
Current portion of long-term debt, related party	1,586,833	743,938
Current portion of mandatorily redeemable preferred stock	1,760,483	840,000
Total current liabilities	5,897,877	3,941,334
Long-term debt, related party	865,885	1,567,111
Mandatorily redeemable preferred stock	1,080,000	1,862,788
Commitments and contingencies
Stockholders’ deficit:
Preferred stock; 10,000,000 shares authorized;	—	—
Series A $.001 par: 2,900,000 shares authorized; none issued and outstanding	—	—
Series B $.001 par: 1,200,000 shares authorized; 787,750 shares issued and outstanding in 2006; none in 2005	1,575,500	—
Common stock; $.001 par; 25,000,000 shares authorized; 5,619,776 and 3,925,288 shares issued and outstanding, respectively	5,620	3,925
Additional paid-in capital	2,685,681	2,124,200
Accumulated deficit	(9,912,585)	(7,322,360)
Common stock to be issued, 274,488 shares in 2005; none in 2006	—	548,976
Total stockholders’ deficit	(5,645,784)	(4,645,259)
Total liabilities and stockholders’ deficit	$2,197,978	$2,725,974

See accompaning notes to financial statements.

FIRESTONE COMMUNICATIONS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005
Revenues	$2,399,267	$6,756,586
Cost of revenues	2,423,507	6,019,199
Gross profit (loss)	(24,240)	737,387
Operating expenses:
Advertising expenses	22,340	94,579
General and administrative expenses	2,439,446	2,081,024
Total operating expenses	2,461,786	2,175,603
Loss from operations	(2,486,026)	(1,438,216)
Other income (expenses):
Interest expense	(401,958)	(290,443)
Rental income	86,150	108,156
Forgiveness of debt	92,013	16,994
Other income (expense), net	119,596	(132,763)
Total other expenses	(104,199)	(298,056)
Net loss	$(2,590,225)	$(1,736,272)
Basic and diluted loss per common share	$(0.57)	$(0.45)
Weighted average common shares outstanding	4,584,164	3,873,510

See accompanying notes to financial statements.

FIRESTONE COMMUNICATIONS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

Years Ended December 31, 2006 and 2005

	Preferred Stock – Series B		Common Stock		Additional Paid – In Capital	Accumulated Deficit	Common Stock to be Issued		Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount			Shares	Amount
Balance at January 1, 2005	—	$—	3,799,294	$3,799	$1,872,338	$(5,586,088)	236,988	$473,976	$(3,235,975)
Common stock to be issued for expenses	—	—	—	—	—	—	37,500	75,000	75,000
Common stock issued for expenses	—	—	125,994	126	251,862	—	—	—	251,988
Net loss	—	—	—	—	—	(1,736,272)	—	—	(1,736,272)
Balance at December 31, 2005	—	—	3,925,288	3,925	2,124,200	(7,322,360)	274,488	548,976	(4,645,259)
Common Stock issued upon exercise of stock options	—	—	1,420,000	1,420	12,780	—	—	—	14,200
Preferred stock – Series B issued for cash	787,750	1,575,500	—	—	—	—	—	—	1,575,500
Common stock issued for expenses	—	—	274,488	275	548,701	—	(274,488)	(548,976)	—
Net loss	—	—	—	—	—	(2,590,225)	—	—	(2,590,225)
Balance at December 31, 2006	787,750	$1,575,500	5,619,776	$5,620	$2,685,681	$(9,912,585)	—	$—	$(5,645,784)

See accompanying notes to financial statements.

FIRESTONE COMMUNICATIONS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005
Operating Activities
Net loss	$(2,590,225)	$(1,736,272)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	505,281	482,917
Losses on sales of property and equipment	—	40,928
Common stock issued or to be issued for services	—	326,988
Mandatorily redeemable preferred stock issued for expenses	137,695	131,094
Changes in operating assets and liabilities:
Accounts receivable	21,767	(38,473)
Prepaid expenses and other assets	15,118	(15,357)
Programming rights, net of obligations	24,764	—
Accounts payable and accrued expenses	351,246	360,924
Deferred revenue	(104,048)	(170,874)
Net cash used in operating activities	(1,638,402)	(618,125)
Investing Activities
Proceeds from sales of property and equipment	—	25,000
Purchases of property and equipment	(6,956)	(779,977)
Net cash used in investing activities	(6,956)	(754,977)
Financing Activities
Proceeds received for preferred stock	1,575,500	—
Proceeds received for common stock	14,200	—
Net payments on lines-of-credit	(6,000)	(202,524)
Payments on long-term debt	(89,475)	(42,379)
Payments on long-term debt, related party	—	(289,251)
Proceeds from borrowings on long-term debt, related party	141,669	1,800,000
Net cash provided by financing activities	1,635,894	1,265,846
Net decrease in cash and cash equivalents	(9,464)	(107,256)
Cash and cash equivalents at beginning of year	15,026	122,282
Cash and cash equivalents at end of year	$5,562	$15,026
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$73,296	$88,883

See accompanying notes to financial statements.

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS

December 31, 2006 and 2005

A.    Nature of Business

Organization

Firestone Communications, Inc. (the ‘‘Company’’) was incorporated in the state of Delaware on July 7, 2003, following the merger of Broadcast Links, Inc. and Hispanic Television Network, Inc. The Company provides cable television broadcasting services, third-party network origination services, and third-party production services. The Company’s corporate offices are located in Fort Worth, Texas.

Management’s Plan

At December 31, 2006, the Company had a working capital deficit of $5,582,468 and stockholders’ deficit of $5,645,784. For the years ended December 31, 2006 and 2005 the Company incurred net losses of $2,590,225, and $1,736,272, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. However, effective January 19, 2007, the Company completed a merger (the ‘‘Merger’’) with Juniper Content Corporation (‘‘Juniper’’) in-which all of the outstanding stock of the Company was acquired in exchange for 2,676,104 shares of Juniper common stock as well as the retirement of all outstanding debts which exceed $3,000,000 as permitted in the Merger agreement. Additionally, the Merger provided for additional working capital to be made available to the Company as needed. Based upon these conditions any substantial doubt about the Company’s ability to continue as a going concern has been alleviated for a reasonable period of time given Juniper has sufficient working capital to meet the working capital deficit of the Company.

B.    Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The accounts are maintained and the financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company had no such investments at December 31, 2006 and 2005.

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has exhausted reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

B.    Summary of Significant Accounting Policies   –   continued

Programming Rights and Obligations

The Company accounts for programming rights and obligations in accordance with Statement of Financial Accounting Standard (‘‘SFAS’’) No. 63, Financial Reporting by Broadcasters. Program rights are recorded as assets, at the gross amount of the related obligations, when the license period begins and the programs are available for broadcasting. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast subsequently are classified as non-current. The program costs are charged to operations over their estimated broadcast periods using the straight-line method.

If the projected future net revenues associated with a program are less than the current carrying value of the program rights due to poor ratings, the Company would be required to write-down the program rights to equal the amount of projected future net revenues. If the actual usage of the program rights is on a more accelerated basis than straight-line over the life of the contract, the Company would be required to write-down the program rights to equal the lesser of the amount of projected future net revenues or the average cost per run multiplied by the number of remaining runs. Program obligations are classified as current or long-term in accordance with the payment terms of the license agreement. As of December 31, 2006 and 2005, all program rights and obligations were classified as current assets and liabilities given that the duration of the Company’s contracts generally do not extend beyond one year.

Property and Equipment

Property and equipment are carried at cost and depreciated over their estimated useful lives using the straight-line method of accounting. Major renewals and improvements are capitalized while expenditures for maintenance and repairs are expensed as incurred. Assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reflected in the operating results of the respective period.

The estimated useful lives of property and equipment are as follows:

Broadcasting equipment	7 years
Studio equipment	7 years
Other equipment	6 years
Furniture and fixtures	3 years

Mandatorily Redeemable Preferred Stock

The Company accounts for its mandatorily redeemable preferred stock in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which requires mandatorily redeemable equity instruments to be classified as liabilities and related dividends as interest expense when declared.

Revenue Recognition

Revenues are recognized in accordance with Securities and Exchange Commission (‘‘SEC’’) Staff Accounting Bulletin (‘‘SAB’’) No. 104, Revenue Recognition, which requires that revenue be recorded when persuasive evidence of an arrangement exist, delivery of the product has occurred, customer acceptance has been obtained, the fee is fixed or determinable, and collectibility is reasonably assured. If the payment due from the customer is not fixed or determinable due to extended payment terms, revenue is recognized as payments become due from the customer, assuming all other criteria for revenue recognition are met. Any payments received prior to revenue recognition are recorded as deferred revenues. Any expected losses on contracts are recognized when identified.

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

B.    Summary of Significant Accounting Policies   –   continued

Revenue Recognition – continued

Revenues of the Company are primarily generated by the following sources:

Television network subscription revenue is recognized each month when ¡Sorpresa!, the Company’s main programming service, is delivered to the cable systems for distribution to their subscribers. It consists of the monthly fees earned under a multiple cable system operator (‘‘MSO’’) agreements (the ‘‘MSO Agreements’’) for each subscriber of ¡Sorpresa! programming. Since the number of subscribers is not determinable until MSO subscriber reports are received, Company’s management determines a reasonable revenue estimate each reporting month. The Company receives subscriber count reports from MSOs within 60 days following the end of the reporting month. The Company’s estimates are then adjusted to reflect actual revenue earned. While the MSO Agreements govern the terms and conditions between the Company and local cable systems, each local cable system independently makes the decision to distribute¡Sorpresa!. The MSO Agreements provide for an introductory free carriage period in which no subscriber fees are paid to the Company after a system’s launch of ¡Sorpresa!. During the introductory free carrage period, no revenue is recorded by the Company since each local cable system has the right to launch or terminate the broadcasting of¡Sorpresa! at any time during the MSO Agreement, thus making the revenue not fixed and determinable. As such, Company has chosen to delay recognition of revenue until such recognition meets the requirements of SAB No. 104.

Television network advertising revenue is recognized each month as advertisements are aired. It consists of the fees earned by the sale of in-program advertising inventory on ¡Sorpresa!. The rate per in-program advertisement is set at the time of the advertising inventory purchase. Direct response and per-inquiry advertising generates fees based on the number of subscriber inquiries received by the advertiser. These fees are not determinable when aired and are recognized as payments are received from the advertiser.

Network operations service revenue is recognized each month as such services are provided. These services consists of fees earned for distribution of third party network television programming to cable systems, DBS services, and broadcasters throughout the United States. These arrangements are subject to long-term agreements that range in term from one to ten years, provide for escalating payments over the term of the contract and require customers’ payment of monthly fees in advance of services provided. Advance payments are recorded as deferred revenue until such recognition meets the requirement of SAB No. 104. The Company recognizes revenue using the straight-line method over the life of the contract. On occasion, the Company offers network services to start-up companies, whereas collectiblity cannot be reasonably assured. In such cases, Company records revenue only to the extent of the amount, which is deemed collectible on a monthly basis. Additional services such as occasional use of satellite bandwidth, uplink, or downlink services are recognized in the month the service is provided.

Production services revenue is recognized in the month that production services are completed as defined by production contract. It consists of fees earned for video and audio production, post production, remote production, and studio rental services. Advance payments are recorded as deferred revenue until such recognition meets the requirement of SAB No. 104.

Contractual arrangements are reviewed regularly for significant revenue recognition judgments, particularly in the area of multiple deliverable elements (‘‘multiple element arrangements’’). Where multiple element arrangements exist, contract revenue is allocated to the different elements based upon and in proportion to verifiable objective evidence of the fair value of the various elements, as governed under Emerging Issues Task Force (‘‘EITF’’) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. For the years ended December 31, 2006 and 2005, the Company had no such multiple element arrangements.

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

B.    Summary of Significant Accounting Policies   –   continued

Advertising

The Company expenses advertising costs as incurred. The Company’s advertising expenses approximated $22,000 and $95,000 for the years ended December 31, 2006 and 2005, respectively.

Income Taxes

Deferred income taxes are accounted for using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in years in which such temporary differences are expected to be recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share are calculated in accordance with SFAS No. 128, Earnings Per Share, whereas basic income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted income (loss) per common share reflects the potential dilution that could occur if accounts or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings or loss of the Company. For the years ended December 31, 2006 and 2005, the effects of such contracts have been excluded from the computation of diluted loss per common share as they are anti-dilutive.

Stock Options

Effective January 1, 2006 the Company adopted SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (‘‘APB’’) No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. Furthermore, SFAS No. 123(R) allows for two alternative transition methods, the modified-prospective or the modified-retrospective application. Under the modified-prospective application, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date will be recognized as the requisite service is rendered over the remaining service period. The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosure under SFAS No. 123. All new awards and awards that are modified, repurchased, or cancelled after the option date are accounted for under the provisions of SFAS No. 123(R). Under the modified− retrospective application, prior period financial statements are adjusted to give effect to the fair value based method of accounting for compensation cost for awards granted, modified or settled in cash on a basis consistent with the pro-forma disclosures required for those periods by SFAS No. 123, as amended by SFAS No. 148. The Company has adopted the modified-prospective application and uses the Black-Scholes option pricing model to determined the fair value of stock options and employee stock purchase plan shares.

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

B.    Summary of Significant Accounting Policies   –   continued

Stock Options – continued

Prior to January 1, 2006 the Company accounted for employee stock option grants in accordance with APB No. 25 and adopted the disclosure-only alternative of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant between the fair value of the common stock and the exercise price of the option.

Fair Value of Financial Instruments

In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair values of the Company’s financial instruments, other than long-term debt, approximate the carrying amounts due to the relatively short maturity of these instruments. The carrying value of the Company’s debt also approximates fair value since these instruments bear market rates of interest. None of these instruments are held for trading purposes.

Impact of Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued Financial Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109. FIN 48 prescribes guidance to address inconsistencies among entities with the measurement and recognition in accounting for income tax positions for financial statement purposes. Specifically, FIN 48 addresses the timing of the recognition of income tax benefits. FIN 48 requires the financial statement recognition of an income tax benefit when the entity determines that it is more-likely-than-not that the tax position will be ultimately sustained. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not believe adoption of this standard will have a material impact on its results of operations and financial position.

Reclassifications

Certain 2005 amounts have been reclassified in order to conform to the 2006 presentation.

C.    Property and Equipment

At December 31, property and equipment consisted of the following:

	2006	2005
Broadcasting equipment	$2,466,232	$2,462,776
Studio equipment	651,370	651,370
Other equipment	119,718	116,218
Furniture and fixtures	31,065	31,065
Total property and equipment	3,268,385	3,261,429
Less accumulated depreciation	1,447,506	942,225
Property and equipment, net	$1,820,879	$2,319,204

Depreciation expense approximated $505,000 and $483,000 for the years ended December 31, 2006 and 2005, respectively. The Company disposed of no property and equipment for the year ended December 31, 2006. The Company disposed of property and equipment with a net book value of approximately $37,000 for the year ended December 31, 2005.

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

D.    Lines-of-Credit

At December 31, lines-of credit consisted of the following:

	2006	2005
Line-of-credit with a bank in the amount of $810,000, issued on August 24, 2006 with a maturity date of January 31, 2007, bearing interest at the bank’s prime (8.25% at December 31, 2006) plus 1.00%, and guaranteed by a Company stockholder	$694,000	$—
Line-of-credit with bank in the amount of $700,000, issued on September 21, 2005 with a maturity date of August 21, 2006, bearing interest at the Wall Street Journal prime rate (7.25% at December 31, 2005), and guaranteed by a Company stockholder	—	700,000
Total lines-of-credit	$694,000	$700,000

As of December 31, 2006 approximately $116,000 of borrowing was available under the lines-of-credit. As of December 31, 2005, no amounts were available under the lines-of-credit.

E.    Long – Term Debt

At December 31, long-term debt consisted of the following:

	2006	2005
Note payable to an individual, re-issued on January 1, 2005 with a stated interest rate of 7.00% and a maturity date of November 1, 2006. During 2006 the note payable beared interest at the default rate of 25.00% which commenced on September 11, 2005. The note payable is unsecured and contains a conversion feature into common stock, at $2.00 per common share, at the discretion of the Company	$—	$89,475
Note payable to an individual, issued on December 21, 2000 with a maturity date of June 21, 2002. The note payable is in default and accrues interest at 14.50% commencing on June 21, 2002, and is convertible to common stock in the event of default, a significant change in control, or by request of the debt holder; however the debt holder has not yet requested conversion. The debt also contains a warrant feature, which expires on June 20, 2007, and is exercisable at the most recent purchase price used by the Company which is considered arms length. The right to exercise such warrants and the number of warrants which can be exercised is contingent on a significant change in the Company’s equity structure as defined in the note agreement	100,000	100,000
Total debt	100,000	189,475
Less current portion	100,000	189,475
Long-term debt	$—	$—

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

F.    Long – Term Debt, Related Party

At December 31, long-term debt, related party consisted of the following:

	2006	2005
Debt with a related party, issued on January 20, 2005 with a maturity date of January 20, 2007, payable in monthly payments approximating $35,000, bearing interest at 6.25%, and secured by substantially all of the Company’s assets	$545,070	$533,754
Debt with a related party, issued on August 1, 2003 with a maturity date of July 1, 2010, payable in monthly principal payments approximating $12,000 plus accrued interest at 6.5% commencing on July 1, 2005, and secured by substantially all of the assets of the Company	777,295	777,295
Debt with a related party, issued on September 20, 2005 with a maturity date of August 1, 2008, payable in monthly principal payments of $50,000 plus accrued interest at 7.00% commencing on January 1, 2007, and secured by substantially all of the Company’s assets. The debt also contains a conversion feature into common stock, at $2.00 per common share, at the discretion of the related party	1,000,000	1,000,000
Debt with a related party, issued on December 31, 2006 with a maturity date of January 20, 2013, payable in quarterly interest payments at 5.00% commencing on March 1, 2007	130,353	—
Total debt, related party	2,452,718	2,311,049
Less current portion	1,586,833	743,938
Long-term debt, related party	$865,885	$1,567,111

Future annual maturities of the long-term debt, related party are approximately as follows:

2007	$1,587,000
2008	588,000
2009	188,000
2010	90,000
Long-term debt, related party	$2,453,000

G.    Mandatorily Redeemable Preferred Stock

Prior to 2005, the Company issued 2,400,000 shares of mandatorily redeemable preferred stock bearing dividends at a rate of 5.00% for each of the years ended December 31, 2006 and 2005. The mandatorily redeemable preferred stock matures in 2010, at a redemption price of $1 per share plus any accumulated dividends thereon. Dividends on the mandatorily redeemable preferred stock were paid through December 2006 via the issuance of additional shares of mandatorily redeemable preferred stock. During the years ended December 31, 2006 and 2005 the Company issued 137,695 and 131,094 shares, respectively, of mandatorily redeemable preferred stock for dividend payments.

Beginning April 2005, the Company was required to make quarterly mandatorily redemption payments to the holders of the mandatorily redeemable preferred at a rate of 5.00% of the initial aggregate face value of $2,400,000. As of December 31, 2006, the Company had not made any of these

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

G.    Mandatorily Redeemable Preferred Stock   –   continued

mandatory redemption payments. In the event of reorganization, dissolution, acquisition, or other stock transactions, the mandatorily redeemable preferred stockholder shall receive preference to the holders of common stock of any distributions thereon. The Company has 10,000,000 shares of $.001 par value mandatorily redeemable preferred stock authorized, of which 2,840,483 shares were outstanding as of December 31, 2006.

Future annual maturities of the mandatorily redeemable preferred stock approximate the following:

2007	$1,760,000
2008	480,000
2009	480,000
2010	120,000
Total mandatorily redeemable preferred stock	$2,840,000

H.    Common Stock to be Issued

As of December 31, 2005, the Company had 274,488 shares of common stock, to be issued to shareholders for cash purchases, services rendered as well as a result of the merger of Broadcast Links, Inc. and Hispanic Television Network, Inc. As of December 31, 2006, the Company had issued all common stock to shareholders.

I.    Asset Valuation Allowances

The Company’s asset valuation allowances consisted of the following:

	Accounts Receivable	Deferred Income Tax Asset
Balance at January 1, 2004	$—	$6,829,458
Additions	109,000	442,873
Recoveries	—	—
Balance at December 31, 2005	109,000	7,272,331
Additions	135,676	908,110
Recoveries	—	—
Balance at December 31, 2006	$244,676	$8,180,441

J.    Income Taxes

In accordance with SFAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

J.    Income Taxes   –   continued

The primary components of the deferred income tax asset, net, at December 31, were as follows:

	2006	2005
Net operating loss carryforwards	$7,892,153	$7,003,526
Property and equipment	61,910	39,426
Accrued expenses	129,328	142,824
Accounts receivable	83,190	37,060
Deferred revenues	13,860	49,477
Total deferred income taxes, net	8,180,441	7,272,331
Less valuation allowance	8,180,441	7,272,331
Deferred income tax asset, net	$—	$—

As of December 31, 2006, the Company had net operating loss carryforwards of approximately $23,200,000 for federal income tax purposes, which if unused will expire in years 2010 through 2026. Unused net operating loss carryforwards may provide future tax benefits, although there can be no assurance that these net operating losses can be recognized in the future. Accordingly, due to the fact that it is not more likely than not that the deferred tax assets can be realized, a valuation allowance has been established to reduce the net deferred tax assets to zero. The Company’s actual income tax expense (benefit) differs from the expected tax expense (benefit) using statutory tax rates primarily due to changes in the valuation allowance.

As discussed in Note A, the Company was a party to a Merger with Juniper subsequent to year end (see Note P). This Merger could impact the Company’s ability to utilize its net operating loss carryforwards in future periods.

K.    Stock Options

Prior to 2005, the Company adopted an incentive stock option plan (the ‘‘Plan’’) for employees and other Company representatives. The Plan is administered by the Company’s Board of Directors which has the exclusive power to select individuals to receive grants and to establish the terms of the options. The Plan provides that options may be granted up to 1,420,000 shares of the Company’s common stock and are generally immediately vested. Options issued under this Plan are non-qualified.

Following is a summary of options for the years ended December 31:

	2006	Weighted Average Exercise Price	2005	Weighted Average Exercise Price
Outstanding at beginning of year	1,420,000	$0.01	1,370,000	$0.01
Granted	—	—	50,000	0.01
Expired	—	—	—	—
Exercised	1,420,000	0.01	—	—
Outstanding at end of year	—	—	1,420,000	0.01
Exercisable at end of year	—	$—	1,420,000	$0.01
Weighted-average remaining contractual life	0.00 years		8.04 years

Information regarding pro-forma net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

K.    Stock Options   –   continued

method of SFAS No. 123 for the year ended December 31, 2005. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of traded options. The fair value of options granted during 2005 was estimated using the following weighted average assumptions:

Volatility	50.0%
Weighted-average expected lives	5 years
Expected dividend yield	—
Weighted-average risk free rates	3.5%

Management has determined the value of the Company’s common stock did not exceed $0.01 per share using various valuation methods including book value, net asset valuation, discounted cash flows, and an evaluation of comparable companies.

L.    Commitments and Contingencies

The Company is involved, from time to time, in various suits and claims arising in the normal course of business. In management’s opinion, the ultimate outcome of these items will not have a material adverse effect on the Company’s financial position or results of operations.

The Company leases certain equipment under various operating leases expiring at various times through 2010. Lease expense totaled approximately $1,293,000 and $1,341,000 for the years ended December 31, 2006 and 2005, respectively. Future annual minimum lease obligations as of December 31, 2006, approximate the following:

2007	$1,288,000
2008	1,137,000
2009	1,107,000
2010	1,105,000
2011	1,104,000
Thereafter	7,733,000
Total future minimum lease obligations	$13,474,000

The Company subleases some of its office space to four unrelated tenants. During the years ended December 31, 2006 and 2005, sublease income approximated $86,000 and $108,000, respectively. Future minimum lease income as of December 31, 2006 approximates $12,000 for 2007.

M.     Related Party Transactions

The Company has long-term debt with a related party which approximated $2,453,000 and $2,311,000 at December 31, 2006 and 2005, respectively (see Note F).

The Company also leases its primary operating facility from a corporation controlled by a related party and this lease expires in 2008. Lease expense for this facility approximated $181,000 for each of the years ended December 31, 2006 and 2005. Such lease expense for 2006 was paid in cash and the lease expense for 2005 was paid via the issuance of approximately 73,000 shares of the Company’s common stock.

FIRESTONE COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

N.    Employee Benefit Plan

In March 2005 the Company adopted a 401(k) profit sharing retirement plan (the ‘‘Benefit Plan’’). All full-time employees who meet certain age and length of service requirements are eligible to participate. The Benefit Plan vests 25% per year after two years of completed service and the Company’s matching requirement is 25% of the participant’s contribution not to exceed 4.00% of the participant’s annual salary. For the years ended December 31, 2006 and 2005, the Company expensed approximately $9,000 and $11,000, respectively, related to administrative expenses and Company matching contributions.

O.    Risk Concentrations

The Company maintains deposits primarily in two financial institutions, which at times may exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation up to $100,000. There were no uninsured deposits at December 31, 2006 and 2005 and the Company has not experienced any losses with respect to uninsured balances.

At December 31, 2006, one customer accounted for approximately 29% of the accounts receivable balance. Four customers accounted for approximately 33%, 14%, 14%, and 12%, respectively, of the accounts receivable balance at December 31, 2005.

For the year ended December 31, 2006, five customers accounted for approximately 18%, 15%, 14%, 14%, and 13%, respectively, of the Company’s net sales. One customer accounted for approximately 78% of the Company’s net sales for the year ended December 31, 2005.

P.    Subsequent Events

Effective January 19, 2007, the Company completed a Merger with Juniper (see Note A).

Prior to the completion of the Merger in January 2007, the Company’s outstanding line-of-credit and long-term debt was paid in full and the line-of-credit was not renewed. Long-term debt to a related party was amended with new terms which bear interest at the rate of 5% per annum with quarterly payments over four years beginning January 1, 2009 as stated in the Merger agreement. All preferred stock plus accrued dividends were converted to common stock prior to completion of the Merger.